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Filed pursuant to Rule 424(b)(3)
File Number 333-148134

PROSPECTUS

Linn Energy, LLC 47,680,848 Units Representing Limited Liability Company Interests

        This prospectus relates to 47,680,848 units representing limited liability company interests in Linn Energy, LLC that may be offered and sold from time to time by the unitholders named in this prospectus. The 47,680,848 units were sold to the selling unitholders through a private placement transaction occurring in August 2007. The selling unitholders may sell none, some or all of the units offered by this prospectus. Sales may be at fixed prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. Such sales may occur in the open market, in negotiated transactions and sales by a combination of these methods. We will not receive any of the proceeds from the sale of the units covered by this prospectus.

        Our units are traded on The NASDAQ Global Select Market, or NASDAQ, under the symbol "LINE." On December 13, 2007, the last reported sale price of our units on NASDAQ was $24.11 per unit.

        Units are entitled to receive a quarterly distribution of available cash to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. For the quarter ended September 30, 2007, we distributed $0.57 on each of our outstanding units.

        Membership interests in a limited liability company are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the risks relating to investing in our units and each of the other risk factors described under "Risk Factors" beginning on page 2 of this prospectus in evaluating an investment in our units.

        Our principal executive offices are located at 600 Travis, Suite 5100, Houston, Texas 77002, and our phone number is (281) 840-4000.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is December 18, 2007

GUIDE TO READING THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling unitholders may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that may be offered by the selling unitholders. Each time a selling unitholder sells securities, the selling unitholder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling unitholder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement.

        Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read "Where You Can Find More Information." You are urged to read this prospectus carefully, including the "Risk Factors," and our SEC reports in their entirety before investing in our units.

        Throughout this prospectus, when we use the terms "we," "us," "our," or like terms, we are referring either to Linn Energy, LLC, the registrant itself, or to Linn Energy, LLC and its consolidated subsidiaries collectively, unless the context requires otherwise.

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These statements may include, but are not limited to, statements about our:

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  business strategy;

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  financial strategy;

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  drilling locations;

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  oil, gas and natural gas liquid ("NGL") reserves;

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  realized oil, gas and NGL prices;

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  production volumes;

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  lease operating expenses, general and administrative expenses and finding and development costs;

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  future operating results; and

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  plans, objectives, expectations and intentions.

        All of these types of statements, other than statements of historical fact included in prospectus are forward looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "continue," the negative of such terms or other comparable terminology.

        The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we

i

believe such estimates to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, management's assumptions may prove to be inaccurate. We caution that the forward-looking statements contained in this prospectus are not guarantees of future performance and that such statements may not be realized or the forward-looking statements or events may not occur. Actual results may differ materially from those anticipated or implied in forward-looking statements due to factors listed in "Risk Factors" and elsewhere in this prospectus and in the reports and other information we file with the SEC. These forward-looking statements speak only as of the date made, and other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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LINN ENERGY, LLC

        We are an independent oil and gas company focused on the development and acquisition of long-lived properties in the United States. Our goal is to provide stability and growth in distributions to our unitholders through a combination of continued successful drilling and acquisitions. Our company was formed in March 2003. In January 2006, we completed our initial public offering of 12,450,000 units at a price of $21.00 per unit, for net proceeds after underwriting discounts and offering expenses of $238.8 million. From inception through September 30, 2007, we have completed 21 significant acquisitions of working or royalty interests in oil and gas properties and related gathering and pipeline assets for an aggregate purchase price of approximately $3.3 billion, subject to customary post-closing adjustment. Total proved reserves from working interests acquired were approximately 1.6 Tcfe, or an acquisition cost of approximately $2.07 per Mcfe (including the amounts allocated to unproved leasehold). These 21 acquisitions include 8,273 producing wells and we have drilled 519 wells from inception through September 30, 2007.

        The following table identifies the acquisition price, proved reserves and proved developed reserves for our completed and pending acquisitions as of September 30, 2007.

Date	Proved Reserves* (Bcfe)	Proved Developed Reserves* (Bcfe)	Location	Aggregate Contract Price (in millions)
Jan 2007	20.8	9.9	West Virginia	$33.0
Jan 2007	2.8	2.8	West Virginia	5.9
Feb 2007	308.2	137.1	Texas	415.0
Jun 2007	43.5	29.1	Texas	90.5
Aug 2007	744.9	589.8	Texas, Oklahoma and Kansas	2,050.0
Oct 2007	10.8	4.8	Texas	22.5
Oct 2007	—	—	Mid-Continent	52.0

	1,131.0	773.5		$2,668.9

*
Reserves subject to adjustment based on analysis by our independent engineering firm.

        Our proved reserves at December 31, 2006 were 454.1 Bcfe, of which approximately 60.3% were gas and 39.7% were oil. Approximately 69.2% were classified as proved developed, with a total proved Standardized Measure value of $552.3 million. At December 31, 2006, we operated 2,683, or 73.3%, of our 3,659 productive wells. Our average proved reserves-to-production ratio, or average reserve life, was approximately 29.5 years, based on our December 31, 2006 reserve report and annualized fourth quarter 2006 production. As of December 31, 2006, we had identified 1,254 drilling locations, of which 716 were proved undeveloped locations and 538 were other locations, and we had leasehold interests in 228,706 net acres.

RISK FACTORS

        Units, representing limited liability company interests, are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors together with all of the other information included in this prospectus, any prospectus supplement and the information that we have incorporated herein by reference before investing in our units.

        If any of the following risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we may be unable to make distributions to our unitholders, the trading price of our units could decline and you could lose all or part of your investment.

Risks Related to Our Business

We may not have sufficient cash flow from operations to pay the quarterly distribution at the current distribution level and future distributions to our unitholders may fluctuate from quarter to quarter.

        We may not have sufficient cash flow from operations each quarter to pay the quarterly distribution at the current distribution level. Under the terms of our limited liability company agreement, the amount of cash otherwise available for distribution will be reduced by our operating expenses and the amount of any cash reserve amounts that our Board of Directors establishes to provide for future operations, future capital expenditures, future debt service requirements and future cash distributions to our unitholders. The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

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  the amount of oil, gas and NGL we produce;

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  the price at which we are able to sell our oil, gas and NGL production;

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  the level of our operating costs;

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  the level of our interest expense, which depends on the amount of our indebtedness and the interest payable thereon; and

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  the level of our capital expenditures.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

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  our ability to make working capital borrowings under our credit facility to pay distributions;

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  the costs of acquisitions, if any;

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  fluctuations in our working capital needs;

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  timing and collectibility of receivables;

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  restrictions on distributions contained in our credit facility;

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  prevailing economic conditions; and

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  the amount of cash reserves established by our Board of Directors for the proper conduct of our business.

        As a result of these factors, the amount of cash we distribute to our unitholders in any quarter may fluctuate significantly from quarter to quarter and may be significantly less than the current distribution level.

We actively seek to acquire oil and gas properties. Acquisitions involve potential risks that could adversely impact our future growth and our ability to increase distributions.

        Any acquisition involves potential risks, including, among other things:

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  the risk that reserves expected to support the acquired assets may not be of the anticipated magnitude or may not be developed as anticipated;

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  inaccurate assumptions about revenues and costs, including synergies;

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  significant increases in our indebtedness and working capital requirements;

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  an inability to transition and integrate successfully or timely the businesses we acquire;

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  an inability to integrate data systems successfully or timely;

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  the assumption of unknown liabilities;

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  limitations on rights to indemnity from the seller;

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  the diversion of management's attention from other business concerns;

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  increased demands on existing personnel and on our corporate structure;

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  customer or key employee losses at the acquired businesses; and

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  the failure to realize expected growth or profitability.

        The scope and cost of these risks may ultimately be materially greater than estimated at the time of the acquisition. Further, our future acquisition costs may be higher than those we have achieved historically. Any of these factors could adversely impact our future growth and our ability to increase distributions.

If we do not make acquisitions on economically acceptable terms, then our future growth and ability to increase distributions will be limited.

        Our ability to grow and to increase distributions to our unitholders is partially dependent on our ability to make acquisitions that result in an increase in available cash flow per unit. We may be unable to make such acquisitions because we are:

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  unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them;

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  unable to obtain financing for these acquisitions on economically acceptable terms; or

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  outbid by competitors.

        In any such case, our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will increase available cash flow per unit, these acquisitions may nevertheless result in a decrease in available cash flow per unit.

        Any acquisition involves potential risks, including, among other things:

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  the risk that reserves expected to support the acquired assets may not be of the anticipated magnitude or may not be developed as anticipated;

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  mistaken assumptions about revenues and costs, including synergies;

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  significant increases in our indebtedness and working capital requirements;

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  an inability to integrate successfully or timely the businesses we acquire;

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  the assumption of unknown liabilities;

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  limitations on rights to indemnity from the seller;

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  the diversion of management's attention from other business concerns;

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  increased demands on existing personnel;

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  customer or key employee losses at the acquired businesses; and

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  the failure to realize expected growth or profitability.

        The scope and cost of these risks may ultimately be materially greater than estimated at the time of the acquisition. Further, our future acquisition costs may be higher than those we have achieved historically. Any of these factors could adversely impact our future growth and our ability to increase distributions.

We have significant indebtedness under our credit facility. Our credit facility has substantial restrictions and financial covenants and we may have difficulty obtaining additional credit, which could adversely affect our operations and our ability to pay distributions to our unitholders.

        We have significant indebtedness under our credit facility. As of October 31, 2007, we had approximately $1.35 billion outstanding under our credit facility (with additional borrowing capacity of approximately $450.5 million). As a result of our indebtedness, we will use a portion of our cash flow to pay interest when due, which will reduce the cash available to finance our operations and other business activities and could limit our flexibility in planning for or reacting to changes in our business and the industry in which we operate. The amount of our indebtedness may also cause us to be more vulnerable to economic downturns and adverse developments in our business. Our ability to access the capital markets to raise capital on favorable terms will be affected by our debt level and by adverse market conditions resulting from, among other things, general economic conditions, contingencies and uncertainties that are difficult to predict and impossible to control. Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness.

        We depend on our credit facility for future capital needs and to fund our distributions. The credit facility restricts our ability to obtain additional financing, make investments, lease equipment, sell assets and engage in business combinations. We also are required to comply with certain financial covenants and ratios. Our ability to comply with these restrictions and covenants in the future is uncertain and will be affected by the levels of cash flow from our operations and events or circumstances beyond our control. Our failure to comply with any of the restrictions and covenants under our credit facility could result in a default under our credit facility, which could cause all of our existing indebtedness to be immediately due and payable.

        As noted above, we depend on our credit facility for future capital needs. In addition, we have drawn on our credit facility to fund or partially fund quarterly cash distribution payments, since we use operating cash flows for investing activities and borrow cash as needed. Absent such borrowing, we would have at times experienced a shortfall in cash available to pay our minimum quarterly cash distribution amount. If there is a default under our credit facility, we would be unable to make borrowings to fund distributions.

        Availability under our credit facility is determined semi-annually at the discretion of the lenders and is based in part on oil, gas and NGL prices. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the credit facility. Any increase in the borrowing base requires the consent of all the lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other properties as additional collateral. We do not currently have any substantial unpledged properties, and we may not have the financial resources in the future to make any mandatory principal prepayments required under the credit facility. Significant declines in our production or significant declines in realized oil, gas or NGL prices for prolonged periods and resulting decreases in our borrowing base may force us to reduce or suspend distributions to our unitholders.

Increases in interest rates could adversely affect our business, results of operations, cash flows from operations and financial condition.

        In addition to our exposure to commodity prices, we have significant exposure to increases in interest rates. All of the indebtedness outstanding under our credit facility is at variable interest rates, after giving effect to existing interest swap arrangements. Therefore, our business, results of operations and cash flows from operations could be adversely affected by significant increases in interest rates.

        An increase in interest rates may cause a corresponding decline in demand for equity investments, in particular for yield-based equity investments such as our units. Any such reduction in demand for our units resulting from other more attractive investment opportunities may cause the trading price of our units to decline.

If commodity prices decline significantly for a prolonged period, our cash flow from operations will decline, and we may have to lower our distribution or may not be able to pay distributions at all.

        Our revenue, profitability and cash flow depend upon the prices of and demand for oil, gas and NGL. The oil, gas and NGL market is very volatile and a drop in prices can significantly affect our financial results and impede our growth. Changes in oil, gas and NGL prices have a significant impact on the value of our reserves and on our cash flow. Prices for these commodities may fluctuate widely in response to relatively minor changes in the supply of and demand for them, market uncertainty and a variety of additional factors that are beyond our control, such as:

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  the domestic and foreign supply of and demand for oil, gas and NGL;

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  the price and level of foreign imports;

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  the level of consumer product demand;

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  weather conditions;

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  overall domestic and global economic conditions;

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  political and economic conditions in oil and gas producing countries, including those in the Middle East and South America;

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  the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain price and production controls;

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  the impact of the U.S. dollar exchange rates on oil, gas and NGL prices;

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  technological advances affecting energy consumption;

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  domestic and foreign governmental regulations and taxation;

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  the impact of energy conservation efforts;

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  the proximity and capacity of pipelines and other transportation facilities; and

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  the price and availability of alternative fuels.

        In the past, the prices of oil, gas and NGL have been extremely volatile, and we expect this volatility to continue. If commodity prices decline significantly for a prolonged period, our cash flow from operations will decline, and we may have to lower our distribution or may not be able to pay distributions at all.

Future price declines or downward reserve revisions may result in a write-down of our asset carrying values.

        Declines in oil, gas and NGL prices may result in our having to make substantial downward adjustments to our estimated proved reserves. If this occurs, or if our estimates of development costs increase, production data factors change or drilling results deteriorate, accounting rules may require us to write-down, as a non-cash charge to earnings, the carrying value of our properties for impairments. We are required to perform impairment tests on our assets periodically and whenever events or changes in circumstances warrant a review of our assets. To the extent such tests indicate a reduction of the estimated useful life or estimated future cash flows of our assets, the carrying value may not be recoverable and therefore would require a write-down. We may incur impairment charges in the future, which could have a material adverse effect on our results of operations in the period incurred and on our ability to borrow funds under our credit facility, which in turn may adversely affect our ability to make cash distributions to our unitholders.

Unless we replace our reserves, our reserves and production will decline, which would adversely affect our cash flow from operations and our ability to make distributions to our unitholders.

        Producing oil, gas and NGL reservoirs are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. The overall rate of decline for our production will change if production from our existing wells declines in a different manner than we have estimated and can change when we drill additional wells, make acquisitions and under other circumstances. Thus, our future oil, gas and NGL reserves and production and, therefore, our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, find or acquire additional reserves to replace our current and future production at acceptable costs, which would adversely affect our cash flow from operations and our ability to make distributions to our unitholders.

Our estimated reserves are based on many assumptions that may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

        No one can measure underground accumulations of oil, gas and NGL in an exact way. Reserve engineering requires subjective estimates of underground accumulations of oil, gas and NGL and assumptions concerning future oil, gas and NGL prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. An independent petroleum engineering firm prepares estimates of our proved reserves. Over time, our internal engineers may make material changes to reserve estimates taking into account the results of actual drilling and production. Some of our reserve estimates are made without the benefit of a lengthy production history, which are less reliable than estimates based on a lengthy production history. Also, we make certain assumptions regarding future oil, gas and NGL prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from these assumptions by actual figures could greatly affect our estimates of reserves, the economically recoverable quantities of oil, gas and NGL attributable to any particular group of properties, the classifications of reserves based on risk of recovery and estimates of the future net cash flows. Numerous changes over time to the assumptions on which our reserve estimates are based, as described above, often result in the actual quantities of oil, gas and NGL we ultimately recover being different from our reserve estimates.

        The present value of future net cash flows from our proved reserves is not necessarily the same as the current market value of our estimated oil, gas and NGL reserves. We base the estimated discounted future net cash flows from our proved reserves on prices and costs in effect on the day of estimate. However, actual future net cash flows from our oil and gas properties also will be affected by factors such as:

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  actual prices we receive for oil, gas and NGL;

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  the amount and timing of actual production;

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  supply of and demand for oil, gas and NGL; and

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  changes in governmental regulations or taxation.

        The timing of both our production and our incurrence of expenses in connection with the development and production of our properties will affect the timing of actual future net cash flows from proved reserves, and thus their actual present value. In addition, the 10% discount factor, required to be used pursuant to Statement of Accounting Standard No. 69 when calculating discounted future net cash flows, may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the oil and gas industry in general.

Our development operations require substantial capital expenditures, which will reduce our cash available for distribution. We may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a decline in our reserves.

        The oil and gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business for the development, production and acquisition of oil, gas and NGL reserves. These expenditures will reduce our cash available for distribution. We intend to finance our future capital expenditures with cash flow from operations and our financing arrangements. Our cash flow from operations and access to capital are subject to a number of variables, including:

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  our proved reserves;

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  the level of oil, gas and NGL we are able to produce from existing wells;

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  the prices at which we are able to sell our oil, gas and NGL; and

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  our ability to acquire, locate and produce new reserves.

        If our revenues or the borrowing base under our credit facility decrease as a result of lower oil, gas and NGL prices, operating difficulties, declines in reserves or for any other reason, we may have limited ability to obtain the capital necessary to sustain our operations at current levels. Our credit facility restricts our ability to obtain new financing. If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our development operations, which in turn could lead to a possible decline in our reserves, cash flow and future distributions.

Our business depends on gathering and transportation facilities. Any limitation in the availability of those facilities would interfere with our ability to market the oil, gas and NGL we produce, and could reduce our cash available for distribution and adversely impact expected increases in oil, gas and NGL production from our drilling program.

        The marketability of our oil, gas and NGL production depends in part on the availability, proximity and capacity of gathering and pipeline systems. The amount of oil, gas and NGL that can be produced and sold is subject to limitation in certain circumstances, such as pipeline interruptions due to scheduled and unscheduled maintenance, excessive pressure, physical damage to the gathering or transportation system, or lack of contracted capacity on such systems. The curtailments arising from these and similar circumstances may last from a few days to several months. In many cases, we are provided only with limited, if any, notice as to when these circumstances will arise and their duration. In addition, some of our wells are drilled in locations that are not serviced by gathering and transportation pipelines, or the gathering and transportation pipelines in the area may not have sufficient capacity to transport the additional production. As a result, we may not be able to sell the oil, gas and NGL production from these wells until the necessary gathering and transportation systems are constructed. Any significant curtailment in gathering system or pipeline capacity, or significant delay in the construction of necessary gathering and transportation facilities, would interfere with our ability to market the oil, gas and NGL we produce, and could reduce our cash available for distribution and adversely impact expected increases in oil and gas production from our drilling program.

We depend on certain key customers for sales of our oil, gas and NGL. To the extent these and other customers reduce the volumes they purchase from us, our revenues and cash available for distribution could decline.

        For the nine months ended September 30, 2007, Dominion Resources, Inc., Duke Energy Corporation and ConocoPhillips accounted for approximately 26%, 22% and 16%, respectively, of our total volumes, or 64% in the aggregate. For the year ended December 31, 2006, Dominion Resources, Inc. and ConocoPhillips accounted for approximately 53%, and 14%, respectively, of our total volumes, or 67% in the aggregate. To the extent these and other customers reduce the volumes of oil, gas or NGL that they purchase from us, our revenues and cash available for distribution could decline.

We are exposed to the credit risk of our customers and certain parties, and a general increase in the nonpayment and nonperformance by our customers could have an adverse impact on our financial condition and results of operations.

        We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any increase in the nonpayment and nonperformance by our customers could have an adverse impact on our operating results and could cause our cash available for distribution to decline.

Shortages of drilling rigs, pipe, equipment and crews could delay our operations and increase our drilling costs, which could impact our ability to generate sufficient cash flow from operations to pay quarterly distributions to our unitholders at the current distribution level.

        Higher oil, gas and NGL prices increase the demand for drilling rigs, pipe, equipment and crews and can lead to shortages of, and increasing costs for, drilling equipment, services and personnel. Shortages of, or increasing costs for, experienced drilling crews and oil field equipment and services could restrict our ability to drill the wells and conduct the operations which we currently have planned. Any delay in the drilling of new wells or significant increase in drilling costs could impact our ability to generate sufficient cash flow from operations to pay quarterly distributions to our unitholders at the current distribution level.

Because we handle oil, gas and NGL and other hydrocarbons, we may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

        The operations of our wells, gathering systems, turbines, pipelines and other facilities are subject to stringent and complex federal, state and local environmental laws and regulations. These include, for example:

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  the federal Clean Air Act and comparable state laws and regulations that impose obligations related to air emissions;

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  the federal Clean Water Act and comparable state laws and regulations that impose obligations related to discharges of pollutants into regulated bodies of water;

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  the federal Resource Conservation and Recovery Act, and comparable state laws that impose requirements for the handling and disposal of waste from our facilities; and

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  the Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as "Superfund," and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or at locations to which we have sent waste for disposal.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes, including the RCRA, CERCLA and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed of or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

        There is an inherent risk that we may incur environmental costs and liabilities due to the nature of our business and the substances we handle. For example, an accidental release from one of our wells or gathering pipelines could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover these costs from insurance. For a more detailed discussion of environmental and regulatory matters impacting our business, please read Part I. Item 1. "Business and Properties—Operation—Environmental Matters and Regulation" in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus.

We may decide not to drill some of the prospects we have identified, and locations that we decide to drill may not yield oil, gas and NGL in commercially viable quantities.

        Our prospective drilling locations are in various stages of evaluation, ranging from a prospect that is ready to drill to a prospect that will require additional seismic data processing and interpretation. Based on a variety of factors, including future oil, gas and NGL prices, the generation of additional seismic or geological information, the availability of drilling rigs and other factors, we may decide not to drill one or more of these prospects. As a result, we may not be able to increase or maintain our reserves or production, which in turn could have an adverse effect on our business, financial condition or results of operations.

        The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a well. Our efforts will be uneconomic if we drill dry holes or wells that are productive but do not produce enough oil, gas and NGL to be commercially viable after drilling, operating and other costs. If we drill future wells that we identify as dry holes, our drilling success rate would decline, which could have an adverse effect on our business, financial condition or results of operations.

Many of our leases are in areas that have been partially depleted or drained by offset wells.

        Our key project areas are located in some of the most active drilling areas of the producing basins in the United States. As a result, many of our leases are in areas that have already been partially depleted or drained by earlier offset drilling. This may inhibit our ability to find economically recoverable quantities of reserves in these areas.

        Our identified drilling location inventories are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling, resulting in temporarily lower cash from operations, which may impact our ability to pay distributions.

        Our management has specifically identified and scheduled drilling locations as an estimation of our future multi-year drilling activities on our existing acreage. As of December 31, 2006, we had identified 1,254 drilling locations, of which 716 were proved undeveloped locations and 538 were other locations. These identified drilling locations represent a significant part of our growth strategy. Our ability to drill and develop these locations depends on a number of factors, including the availability of capital, seasonal conditions, regulatory approvals, oil, gas and NGL prices, costs and drilling results. In addition, DeGolyer and MacNaughton has not estimated proved reserves for the 538 other drilling locations we have identified and scheduled for drilling, and therefore there may be greater uncertainty with respect to the success of drilling wells at these drilling locations. Our final determination on whether to drill any of these drilling locations will be dependent upon the factors described above as well as, to some degree, the results of our drilling activities with respect to our proved drilling locations. Because of these uncertainties, we do not know if the numerous drilling locations we have identified will be drilled within our expected timeframe or will ever be drilled or if we will be able to produce oil, gas and NGL from these or any other potential drilling locations. As such, our actual drilling activities may materially differ from those presently identified, which could adversely affect our business.

Drilling for and producing oil, gas and NGL are high risk activities with many uncertainties that could adversely affect our financial condition or results of operations and, as a result, our ability to pay distributions to our unitholders.

        Our drilling activities are subject to many risks, including the risk that we will not discover commercially productive reservoirs. Drilling for oil, gas and NGL can be uneconomic, not only from dry holes, but also from productive wells that do not produce sufficient revenues to be commercially viable. In addition, our drilling and producing operations may be curtailed, delayed or canceled as a result of other factors, including:

  •
  the high cost, shortages or delivery delays of equipment and services;

  •
  unexpected operational events;

  •
  adverse weather conditions, particularly seasonal weather conditions in the spring;

  •
  facility or equipment malfunctions;

  •
  title problems;

  •
  pipeline ruptures or spills;

  •
  compliance with environmental and other governmental requirements;

  •
  unusual or unexpected geological formations;

  •
  loss of drilling fluid circulation;

  •
  formations with abnormal pressures;

  •
  fires;

  •
  blowouts, craterings and explosions; and

  •
  uncontrollable flows of oil, gas and NGL or well fluids.

        Any of these events can cause substantial losses, including personal injury or loss of life, damage to or destruction of property, natural resources and equipment, pollution, environmental contamination, loss of wells and regulatory penalties.

        We ordinarily maintain insurance against certain losses and liabilities arising from our operations. However, it is impossible to insure against all operational risks in the course of our business. Additionally, we may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the perceived risks presented. Losses could therefore occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of an event that is not fully covered by insurance could have a material adverse impact on our business activities, financial condition and results of operations.

Properties that we buy may not produce as projected and we may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against such liabilities.

        One of our growth strategies is to capitalize on opportunistic acquisitions of oil, gas and NGL reserves. However, our reviews of acquired properties are inherently incomplete because it is not feasible to review in depth every individual property involved in each acquisition. Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.

Our hedging activities could result in financial losses or could reduce our income, which may adversely affect our ability to pay distributions to our unitholders.

        To achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil, gas and NGL, we currently and may in the future enter into hedging arrangements for a significant portion of our production. If we experience a sustained material interruption in our production or if we are unable to perform our drilling activity as planned, we might be forced to satisfy all or a portion of our hedging obligations without the benefit of the cash flow from our sale of the underlying physical commodity, resulting in a substantial reduction of our liquidity.

We may be unable to compete effectively with larger companies, which may adversely affect our ability to generate sufficient revenue to allow us to pay distributions to our unitholders.

        The oil and gas industry is intensely competitive, and we compete with companies that have greater resources than we have. Our ability to acquire additional properties and to discover reserves will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Many of our larger competitors not only drill for and produce oil, gas and NGL, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for properties and evaluate, bid for and purchase a greater number of properties than our financial or human resources permit. In addition, these companies may have a greater ability to continue drilling activities during periods of low oil, gas and NGL prices and to absorb the burden of present and future federal, state, local and other laws and regulations. Our inability to compete effectively with larger companies could have a material adverse impact on our business activities, financial condition and results of operations.

We are subject to complex federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

        Our operations are regulated extensively at the federal, state and local levels. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil and gas wells. Under these laws and regulations, we could also be liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects.

        Part of the regulatory environment in which we operate includes, in some cases, legal requirements for obtaining environmental assessments, environmental impact studies and/or plans of development before commencing drilling and production activities. In addition, our activities are subject to the regulations regarding conservation practices and protection of correlative rights. These regulations affect our operations and limit the quantity of oil, gas and NGL we may produce and sell. A major risk inherent in our drilling plans is the need to obtain drilling permits from state and local authorities. Delays in obtaining regulatory approvals or drilling permits, the failure to obtain a drilling permit for a well or the receipt of a permit with unreasonable conditions or costs could have a material adverse effect on our ability to develop our properties. Additionally, the regulatory environment could change in ways that might substantially increase the financial and managerial costs of compliance with these laws and regulations and, consequently, adversely affect our ability to pay distributions to our unitholders. For a description of the laws and regulations that affect us, please read Part I. Item 1. "Business and Properties—Operations—Environmental Matters and Regulation" and "Business—Operations—Other Regulation of the Oil and Gas Industry" in our Annual Report on Form 10-K, which is incorporated by reference in this prospectus.

As of September 30, 2007, we concluded that our disclosure controls and procedures were not effective. If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes-Oxley Act of 2002 by our initial compliance date of December 31, 2007. We identified a material weakness in our internal controls during the course of evaluating disclosure controls and procedures as of December 31, 2005 and due to that material weakness, concluded our disclosure controls and procedures were not effective as of December 31, 2006. Regarding review controls, including controls over significant computations involving estimates and judgment, we believe that these internal controls have not been implemented and operational for a sufficient period of time to demonstrate that they are effective. For additional information, please read Part II. Item 9A. "Controls and Procedures" in our Annual Report on Form 10-K for the year ended December 31, 2006, and Item 4. "Controls and Procedures" in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2007, which are incorporated by reference in this prospectus.

        Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet certain reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our units.

We may face risks related to the restatement of our financial statements.

        We restated our financial statements for the period from March 14, 2003 (inception) through December 31, 2003, for the year ended December 31, 2004 and certain financial statement line items for the nine months ended September 30, 2004 and 2005, primarily to correct certain accounting entries related to the acquisition of oil and gas properties. As a result of these changes, which primarily affected fiscal 2003 and 2004, revenues were reduced by $0.9 million and $1.7 million, respectively, and net loss was increased by $0.4 million and $83,018, respectively. Companies that restate their financial statements sometimes face litigation claims and/or SEC proceedings following such a restatement of financial results. If any claim or proceeding were to be commenced and successfully asserted against us, we could face monetary judgments, penalties or other sanctions which could adversely affect our financial condition and could cause the price of our units to decline.

Risks Related to Our Structure

Our management may have conflicts of interest with us. Our limited liability company agreement limits the remedies available to our unitholders in the event unitholders have a claim relating to conflicts of interest.

        Conflicts of interest may arise between our management on one hand, and the Company and our unitholders on the other hand, related to the divergent interests of our management. Situations in which the interests of our management may differ from interests of our non-affiliated unitholders include, among others, the following situations:

  •
  our limited liability company agreement gives our Board of Directors broad discretion in establishing cash reserves for the proper conduct of our business, which will affect the amount of cash available for distribution. For example, our management will use its reasonable discretion to establish and maintain cash reserves sufficient to fund our drilling program;

  •
  our management team determines the timing and extent of our drilling program and related capital expenditures, asset purchases and sales, borrowings, issuances of additional membership interests and reserve adjustments, all of which will affect the amount of cash that we distribute to our unitholders; and

  •
  Affiliates of our directors are not prohibited from investing or engaging in other businesses or activities that compete with us.

We may issue additional units without unitholder approval, which would dilute existing ownership interests.

        We may issue an unlimited number of limited liability company interests of any type, including units, without the approval of our unitholders.

        The issuance of additional units or other equity securities may have the following effects:

  •
  an individual unitholder's proportionate ownership interest in us may decrease;

  •
  the amount of cash distributed on each unit may decrease;

  •
  the relative voting strength of each previously outstanding unit may be reduced; and

  •
  the market price of the units may decline.

The market price of our units could be volatile due to a number of factors, many of which are beyond our control.

        The market price of our units could be subject to wide fluctuations in response to a number of factors, most of which we cannot control, including:

  •
  changes in securities analysts' recommendations and their estimates of our financial performance;

  •
  the public's reaction to our press releases, announcements and our filings with the SEC;

  •
  fluctuations in broader securities market prices and volumes, particularly among securities of oil and gas companies and securities of publicly-traded limited partnerships and limited liability companies;

  •
  changes in market valuations of similar companies;

  •
  departures of key personnel;

  •
  commencement of or involvement in litigation;

  •
  variations in our quarterly results of operations or those of other oil and gas companies;

  •
  variations in the amount of our quarterly cash distributions;

  •
  future issuances and sales of our units; and

  •
  changes in general conditions in the U.S. economy, financial markets or the oil and gas industry.

        In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of our units.

As a result of the 47,680,848 units available for sale under this prospectus and previous registrations, a substantial amount of our units may be sold in the future, which could reduce the market price of our outstanding units.

        We have agreed to register for sale a total of approximately 94.6 million units held by certain investors and certain members of our management.

        On December 13, 2007, our Registration Statement on Form S-3 filed in September 2007, as amended in October and November 2007, was declared effective by the SEC. That Registration Statement included approximately 38,350,470 units comprising:

  •
  the units and the units underlying the Class B units issued in October 2006 that were requested by the holders to be registered;

  •
  the units and the units underlying the Class C units issued in February 2007 that were requested by the holders to be registered; and

  •
  units held by certain members of our management.

        On December 14, 2007, we filed an automatically effective Registration Statement on Form S-3 that included 7,761,194 units issued in a private placement to institutional investors completed in June 2007. Because this Registration Statement was not effective by the agreed upon deadline of November 13, 2007, we are obligated to pay liquidated damages, as defined in our agreement with the purchasers, beginning on November 13, 2007 until the Registration Statement was effective on December 14, 2007.

        This Registration Statement includes 47,680,848 units issued in a private placement to a group of institutional investors completed in August 2007. We agreed to file this Registration Statement with the SEC covering the units and the units underlying our newly created Class D units, which were converted into units on a one-for-one basis in November 2007. In accordance with the agreement, if this Registration Statement is not effective by February 12, 2008, we could be required to pay purchasers liquidated damages as defined in the agreement.

        If the institutional purchasers in the private placements discussed above were to sell a substantial portion of their units, then the market price of our outstanding units may decline.

We do not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

        Unlike a corporation, our limited liability company agreement requires us to make quarterly distributions to our unitholders of all available cash reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements. The value of our units may decrease in direct correlation with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, we may have difficulty issuing more equity to recapitalize.

Tax Risks to Unitholders

        In addition to reading the following risk factors, you should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of units.

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat us as a corporation for federal income tax purposes or we were to become subject to entity-level taxation for state tax purposes, taxes paid, if any, would reduce the amount of cash available for distribution to you.

        The anticipated after-tax economic benefit of an investment in our units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter that affects us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rates, currently at a maximum rate of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gain, loss, deduction or credit would flow through to you. Because a tax may be imposed on us as a corporation, our cash available for distribution to our unitholders could be reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our units.

        Current law or our business may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships and limited liability companies to entity-level taxation through the imposition of state income, franchise or other forms of taxation. For example, beginning in 2008, we will be required to pay Texas franchise tax at a maximum effective rate of 0.7% of our gross income apportioned to Texas in the prior year. Imposition of such a tax on us by Texas and, if applicable, by any other state, will reduce the cash available for distribution to our unitholders.

If the IRS contests the federal income tax positions we take, the market for our units may be adversely impacted and the costs of any IRS contest will reduce our cash available for distribution.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel's conclusions or the positions we take and a court may disagree with some or all of those positions. Any contest with the IRS may materially and adversely impact the market for our units and the price at which they trade. In addition, our costs of any contest with the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

        Because our unitholders will be treated as partners to whom we will allocate taxable income which could be different in amount than the cash we distribute, you will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income even if you receive no cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability that results from that income.

Tax gain or loss on disposition of our common units could be more or less than expected.

        When you sell your units, you will recognize gain or loss equal to the difference between the amount realized and the tax basis in those units. Because distributions in excess of your allocable share of our net taxable income decrease your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those units, even if the price you receive is less than your original cost. Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder's share of our nonrecourse liabilities, if you sell your units, you may incur a tax liability in excess of the amount of cash you receive from the sale. Please read "Material Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss" for a further discussion of the foregoing.

Tax-exempt entities and foreign persons face unique tax issues from owning units that may result in adverse tax consequences to them.

        Investment in units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income. If you are a tax exempt entity or a foreign person, you should consult your tax advisor before investing in our units.

We will treat each purchaser of our units as having the same tax benefits without regard to the actual units purchased. The IRS may challenge this treatment, which could adversely affect the value of the units.

        Because we cannot match transferors and transferees of units and because of other reasons, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of units and could have a negative impact on the value of our units or result in audits of and adjustments to our unitholders' tax returns. Please read "Material Tax Consequences—Uniformity of Units" for a further discussion of the effect of the depreciation and amortization positions we will adopt.

The sale or exchange of 50% or more of our capital and profit interests within a twelve-month period will result in the termination of our partnership for federal income tax purposes.

        We will be considered to have been terminated for federal income tax purposes if, within a twelve-month period, there is a sale or exchange of 50% or more of the total interests in our capital and profits. Our termination would, among other things, result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred.

You may be subject to state and local taxes and return filing requirements in states where you do not live as a result of investing in our units.

        In addition to federal income taxes, you will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or own property now or in the future, even if you do not reside in any of those jurisdictions. You will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with those requirements. We have current year business operations or assets in West Virginia, Pennsylvania, New York, Virginia, California, Oklahoma, Texas, Kansas, Colorado, Illinois and Indiana. As we make acquisitions or expand our business, we may conduct business or own assets in other states in the future. It is your responsibility to file all United States federal, foreign, state and local tax returns that may be required of you. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the units.

USE OF PROCEEDS

        We will incur all of the costs associated with the registration of the units representing limited liability company interests in us offered by this prospectus other than underwriting discounts and selling commissions, if any. Please read "Plan of Distribution."

        The units offered by this prospectus are being registered for the account of the selling unitholders named in this prospectus. Therefore, any proceeds from the sale of our units will be received by the selling unitholders for their own account, and we will not receive any proceeds from the sale of our units offered by this prospectus.

DESCRIPTION OF THE UNITS

        The units represent limited liability company interests in us. The holders of units are entitled to participate in distributions and exercise the rights or privileges available to unitholders under our limited liability company agreement. As of November 2, 2007, we had 113,712,436 units outstanding. No other member interests are outstanding.

Our Cash Distribution Policy

        We must distribute on a quarterly basis all of our available cash to holders of our units. Available cash is all of our cash on hand at the end of any quarter less reserves established by our Board of Directors. We would be prohibited from making any distributions to unitholders if it would cause an event of default, or if an event of default is existing, under any of our credit facilities.

        The following schedule represents our distribution history since our Initial Public Offering in January 2006:

Distribution Date	Record Date	Distribution per Unit	Distributions (in Thousands)
May 15, 2006	May 5, 2006	$0.32	$8,826
August 14, 2006	August 4, 2006	$0.40	$11,033
November 14, 2006	October 20, 2006	$0.43	$12,196
February 14, 2007	January 29, 2007	$0.52	$22,745
May 15, 2007	May 3, 2007	$0.52	$30,001
August 14, 2007	August 2, 2007	$0.57	$37,419
November 14, 2007	November 2, 2007	$0.57	$64,798

Timing of Distributions

        We pay distributions on our units within 45 days after March 31, June 30, September 30 and December 31 to unitholders of record on the applicable record date.

Issuance of Additional Units

        Our limited liability company agreement authorizes us to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by our Board of Directors without the approval of the unitholders. It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our distributions of available cash. In addition, the issuance of additional units or other equity securities may dilute the value of the interests of the then-existing holders of units in our net assets. In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional securities that, as determined by our Board of Directors, may have special voting rights to which the units are not entitled. The holders of units will not have preemptive rights to acquire additional units or other securities.

Voting Rights

        Unitholders have the right to vote with respect to the election of our Board of Directors, certain amendments to our limited liability company agreement, the merger of our company or the sale of all or substantially all of our assets, and the dissolution of our company.

Limited Call Right

        If at any time any person owns more than 90% of the then-issued and outstanding membership interests of any class, such person will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining membership interests of the class held by unaffiliated persons as of a record date to be selected by our management, on at least 10 but not more than 60 days' notice. The unitholders are not entitled to dissenters' rights of appraisal under the limited liability company agreement or applicable Delaware law if this limited call right is exercised. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by such person for any membership interests of the class purchased within the 90 days preceding the date on which such person first mails notice of its election to purchase those membership interests; or

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of this limited call right, a holder of membership interests in our company may have his membership interests purchased at an undesirable time or price. Please read "Risk Factors—Risks Related to Our Structure." The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences—Disposition of Units."

Exchange Listing

        Our units are traded on The NASDAQ Global Select Market under the symbol "LINE."

Transfer Agent and Registrar

        American Stock Transfer & Trust Company is our transfer agent and will serve as registrar and transfer agent for the units. We pay all fees charged by the transfer agent for transfers of units, except the following fees that will be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a unit; and

  •
  other similar fees or charges.

        There will be no charge to holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Units

        By transfer of units in accordance with our limited liability company agreement, each transferee of units shall be admitted as a unitholder with respect to the units transferred when such transfer and admission is reflected on our books and records. Additionally, each transferee of units:

  •
  becomes the record holder of the units;

  •
  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed our limited liability company agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the limited liability company agreement;

  •
  grants powers of attorney to our officers and any liquidator of our company as specified in the limited liability company agreement; and

  •
  makes the consents and waivers contained in our limited liability company agreement.

        An assignee will become a unitholder of our company for the transferred units upon the recording of the name of the assignee on our books and records.

        Until a unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Our Limited Liability Company Agreement

        The following is a summary of the material provisions of our limited liability company agreement.

        We summarize the following provisions of our limited liability company agreement elsewhere in this prospectus:

  •
  with regard to distributions of available cash, please read "Description of the Units—Our Cash Distribution Policy" and "Description of the Units—Timing of Distributions."

  •
  with regard to the transfer of units, please read "Description of the Units—Transfer of Units."

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization

        Our company was formed in April 2005 and will remain in existence until dissolved in accordance with our limited liability company agreement.

Purpose

        Under our limited liability company agreement, we are permitted to engage, directly or indirectly, in any activity that our board of directors approves and that a limited liability company organized under Delaware law lawfully may conduct; provided, that our board of directors shall not cause us to engage, directly or indirectly, in any business activities that it determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our board of directors has the ability to cause us and our operating subsidiaries to engage in activities other than the exploitation, development and production of natural gas reserves, our board of directors has no current plans to do so. Our board of directors is authorized in general to perform all acts it deems to be necessary or appropriate to carry out our purposes and to conduct our business.

Fiduciary Duties

        Our limited liability company agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our limited liability company agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or DGCL. Finally, our limited liability company agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively. Our limited liability company agreement permits affiliates of our directors to invest or engage in other businesses or activities that compete with us. In addition, our limited liability company agreement establishes a conflicts committee of our board of directors, consisting solely of independent directors, which will be authorized to review transactions involving potential conflicts of interest. If the conflicts committee approves such a transaction, or if a transaction is on terms generally available from third parties or an action is taken that is fair and reasonable to the company, you will not be able to assert that such approval constituted a breach of fiduciary duties owed to you by our directors and officers.

Agreement to be Bound by Limited Liability Company Agreement; Power of Attorney

        By purchasing a unit in us, you will be admitted as a unitholder of our company and will be deemed to have agreed to be bound by the terms of our limited liability company agreement. Pursuant to this agreement, each unitholder and each person who acquires a unit from a unitholder grants to our board of directors (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our limited liability company agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Limited Liability

        Unlawful Distributions.    The Delaware Act provides that a unitholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware Act, a limited liability company may not make a distribution to a unitholder if, after the distribution, all liabilities of the company, other than liabilities to unitholders on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, an assignee who becomes a substituted unitholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a unitholder and that could not be ascertained from the limited liability company agreement.

        Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business.    Our subsidiaries will initially conduct business only in the States of Pennsylvania, West Virginia, New York and Virginia. We may decide to conduct business in other states, and maintenance of limited liability for us, as a member of our operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of unitholders for the obligations of a limited liability company have not been clearly established in many jurisdictions. We operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of our unitholders.

Voting Rights

        The following matters require the unitholder vote specified below:

Election of members of the board of directors	Our limited liability company agreement provides that we will have a board of not less than three and no more than eleven members. Holders of our units, voting together as a single class, will elect our directors. Please read "—Election of Members of Our Board of Directors."
Issuance of additional units	No approval right.
Amendment of the limited liability company agreement
Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "—Amendment of Our Limited Liability Company Agreement."
Merger of our company or the sale of all or substantially all of our assets	Unit majority. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of our company	Unit majority. Please read "—Termination and Dissolution."

        Matters requiring the approval of a "unit majority" require the approval of a majority of the outstanding units.

Issuance of Additional Securities

        Our limited liability company agreement authorizes us to issue an unlimited number of additional securities and authorizes us to buy securities for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders.

        It is possible that we will fund acquisitions through the issuance of additional units or other equity securities. Holders of any additional units we issue will be entitled to share equally with the then-existing holders of units in our distributions of available cash. In addition, the issuance of additional units or other equity securities may dilute the value of the interests of the then-existing holders of units in our net assets.

        In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional securities that, as determined by our board of directors, may have special voting or other rights to which the units are not entitled.

        The holders of units will not have preemptive or preferential rights to acquire additional units or other securities.

Election of Members of Our Board of Directors

        Members of our board of directors are elected by our unitholders and are subject to re-election on an annual basis at our annual meeting of unitholders.

Removal of Members of Our Board of Directors

        Any director may be removed, with or without cause, by the holders of a majority of the outstanding units then entitled to vote at an election of directors.

Amendment of Our Limited Liability Company Agreement

        General.    Amendments to our limited liability company agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, other than the amendments discussed below, our board of directors is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

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  enlarge the obligations of any unitholder without its consent, unless approved by at least a majority of the type or class of member interests so affected;

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  provide that we are not dissolved upon an election to dissolve our company by our board of directors that is approved by a unit majority;

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  change the term of existence of our company; or

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  give any person the right to dissolve our company other than our board of directors' right to dissolve our company with the approval of a unit majority.

        The provision of our limited liability company agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 75% of the outstanding units, voting together as a single class.

        No Unitholder Approval.    Our board of directors may generally make amendments to our limited liability company agreement without the approval of any unitholder or assignee to reflect:

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  a change in our name, the location of our principal place of our business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of members in accordance with our limited liability company agreement;

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  the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

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  a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that neither we, our operating subsidiaries nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional securities or rights to acquire securities;

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  any amendment expressly permitted in our limited liability company agreement to be made by our board of directors acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our limited liability company agreement;

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  any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our limited liability company agreement;

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  a change in our fiscal year or taxable year and related changes;

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  a merger, conversion or conveyance effected in accordance with the limited liability company agreement; and

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our board of directors may make amendments to our limited liability company agreement without the approval of any unitholder or assignee if our board of directors determines that those amendments:

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  do not adversely affect the unitholders (including any particular class of unitholders as compared to other classes of unitholders) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our unitholders;

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  are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of our limited liability company agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our limited liability company agreement or are otherwise contemplated by our limited liability company agreement.

        Opinion of Counsel and Unitholder Approval.    Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our unitholders or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Unitholder Approval" should occur. No other amendments to our limited liability company agreement will become effective without the approval of holders of at least 90% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any unitholder of our company.

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our board of directors is generally prohibited, without the prior approval of the holders of a unit majority from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval.

        If the conditions specified in the limited liability company agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the limited liability company agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a company until terminated under our limited liability company agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by the holders of a unit majority; (2) the sale, exchange or other disposition of all or substantially all of the assets and properties of our company and our subsidiaries; or (3) the entry of a decree of judicial dissolution of our company.

Liquidation and Distribution of Proceeds

        Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to unitholders in kind if it determines that a sale would be impractical or would cause undue loss to our unitholders.

Anti-Takeover Provisions

        Our limited liability company agreement contains specific provisions that are intended to discourage a person or group from attempting to take control of our company without the approval of our board of directors. Specifically, our limited liability company agreement provides that we will elect to have Section 203 of the Delaware General Corporation Law apply to transactions in which an interested unitholder (as described below) seeks to enter into a merger or business combination with us. Under this provision, such a holder will not be permitted to enter into a merger or business combination with us unless:

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  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the unitholder's becoming an interested unitholder;

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  upon consummation of the transaction that resulted in the unitholder's becoming an interested unitholder, the interested unitholder owned at least 85% of our outstanding units at the time the transaction commenced, excluding for purposes of determining the number of units outstanding those units owned:

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  by persons who are directors and also officers; and

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  by employee unit plans in which employee participants do not have the right to determine confidentially whether units held subject to the plan will be tendered in a tender or exchange offer; or

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  at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our unitholders, and not by written consent, by the affirmative vote of at least a majority of our outstanding voting units that are not owned by the interested unitholder.

        Section 203 defines "business combination" to include:

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  any merger or consolidation involving the company and the interested unitholder;

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  any sale, transfer, pledge or other disposition of 10% or more of the assets of the company involving the interested unitholder;

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  subject to certain exceptions, any transaction that results in the issuance or transfer by the company of any units of the company to the interested unitholder;

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  any transaction involving the company that has the effect of increasing the proportionate share of the units of any class or series of the company beneficially owned by the interested unitholder; or

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  the receipt by the interested unitholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the company.

        In general, by reference to Section 203, an "interested unitholder" is any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting units of the company and any entity or person affiliated with or controlling or controlled by such entity or person.

        The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for units held by unitholders.

Limited Call Right

        If at any time any person owns more than 90% of the then-issued and outstanding membership interests of any class, such person will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining membership interests of the class held by unaffiliated persons as of a record date to be selected by our management, on at least 10 but not more than 60 days' notice. The unitholders are not entitled to dissenters' rights of appraisal under the limited liability company agreement or applicable Delaware law if this limited call right is exercised. The purchase price in the event of this purchase is the greater of:

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  the highest cash price paid by such person for any membership interests of the class purchased within the 90 days preceding the date on which such person first mails notice of its election to purchase those membership interests; or

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  the closing market price as of the date three days before the date the notice is mailed.

        As a result of this limited call right, a holder of membership interests in our company may have his membership interests purchased at an undesirable time or price. Please read "Risk Factors—Risks Related to Our Structure." The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market. Please read "Material Tax Consequences—Disposition of Units."

Meetings; Voting

        All notices of meetings of unitholders shall be sent or otherwise given in accordance with Section 11.4 of our limited liability company agreement not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the unitholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board of directors intends to present for election. Any previously scheduled meeting of the unitholders may be postponed, and any special meeting of the unitholders may be cancelled, by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting of unitholders.

        Units that are owned by an assignee who is a record holder, but who has not yet been admitted as a unitholder, shall be voted at the written direction of the record holder by a proxy designated by our board of directors. Absent direction of this kind, the units will not be voted, except that units held by us on behalf of non-citizen assignees shall be voted in the same ratios as the votes of unitholders on other units are cast.

        Any action required or permitted to be taken by our unitholders must be effected at a duly called annual or special meeting of unitholders and may not be effected by any consent in writing by such unitholders.

        Meetings of the unitholders may only be called by a majority of our board of directors. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional units having special voting rights could be issued. Please read "—Issuance of Additional Securities." Units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under our limited liability company agreement will be delivered to the record holder by us or by the transfer agent.

Non-Citizen Assignees; Redemption

        If we or any of our subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our board of directors, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any unitholder or assignee, we may redeem, upon 30 days' advance notice, the units held by the unitholder or assignee at their current market price. To avoid any cancellation or forfeiture, our board of directors may require each unitholder or assignee to furnish information about his nationality, citizenship or related status. If a unitholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our board of directors determines after receipt of the information that the unitholder or assignee is not an eligible citizen, the unitholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted unitholder, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our limited liability company agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director or officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of any or our affiliates. Additionally, we shall indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person is or was an employee (other than an officer) or agent of our company.

        Any indemnification under our limited liability company agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited liability company agreement.

Books and Reports

        We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We furnish or make available to record holders of units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we also furnish or make available summary financial information within 90 days after the close of each quarter.

        We furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of unitholders can be avoided. Our ability to furnish this summary information to unitholders depends on the cooperation of unitholders in supplying us with specific information. Every unitholder receives information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right To Inspect Our Books and Records

        Our limited liability company agreement provides that a unitholder can, for a purpose reasonably related to his interest as a unitholder, upon reasonable demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each unitholder;

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  a copy of our tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each unitholder and the date on which each became a unitholder;

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  copies of our limited liability company agreement, the certificate of formation of the company, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        Our board of directors may, and intends to, keep confidential from our unitholders information that it believes to be in the nature of trade secrets or other information, the disclosure of which our board of directors believes in good faith is not in our best interests, information that could damage our company or our business, or information that we are required by law or by agreements with a third party to keep confidential.

MATERIAL TAX CONSEQUENCES

        This section is a discussion of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Linn Energy, LLC and our limited liability company operating subsidiaries.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts ("REITs") or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of our units.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our units and the prices at which our units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne directly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements regarding matters of law and legal conclusions set forth below, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us. Statements of fact do not represent opinions of Vinson & Elkins L.L.P.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

        (1)   the treatment of a unitholder whose units are loaned to a short seller to cover a short sale of units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

        (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees");

        (3)   whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read "—Tax Treatment of Operations—Depletion Deductions");

        (4)   whether the deduction related to United States production activities will be available to a unitholder or the extent of such deduction to any unitholder (please read "—Tax Treatment of Operations—Deduction for United States Production Activities"); and

        (5)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Partnership Status

        Except as discussed in the following paragraph, a limited liability company that has more than one member and that has not elected to be treated as a corporation is treated as a partnership for federal income tax purposes and, therefore, is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation and marketing of natural resources, including oil, gas and NGL and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 3% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us, and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that more than 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. on such matters. It is the opinion of Vinson & Elkins L.L.P. that, based upon the Internal Revenue Code, its regulations, published revenue rulings, court decisions and the representations described below, we will be classified as a partnership, and each of our operating subsidiaries (other than Linn Operating, Inc., Linn Western Operating, Inc. and Mid Atlantic Well Service, Inc.) will be disregarded as an entity separate from us, for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us. The representations made by us upon which Vinson & Elkins L.L.P. has relied include:

        (a)   Neither we, nor any of our limited liability company subsidiaries, have elected nor will we elect to be treated as a corporation; and

        (b)   For each taxable year, more than 90% of our gross income will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder's tax basis in his units, or taxable capital gain, after the unitholder's tax basis in his units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Unitholder Status

        Unitholders who become members of Linn Energy, LLC will be treated as partners of Linn Energy, LLC for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as members, and unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of Linn Energy, LLC for federal income tax purposes.

        Because there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

        A beneficial owner of units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Items of our income, gain, loss, or deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their status as partners in us for federal income tax purposes.

        The references to "unitholders" in the discussion that follows are to persons who are treated as partners in Linn Energy, LLC for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

        We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gain, loss and deduction for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his units generally will be considered to be gain from the sale or exchange of those units, taxable in accordance with the rules described under "—Disposition of Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner bears the economic risk of loss, known as "non-recourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his units, if the distribution reduces the unitholder's share of our "unrealized receivables," including recapture of intangible drilling costs, depletion and depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Units

        A unitholder's initial tax basis for his units will be the amount he paid for the units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder's share of our nonrecourse liabilities will generally be based on his share of our profits. Please read "—Disposition of Units—Recognition of Gain or Loss."

Limitations on Deductibility of Losses

        The deduction by a unitholder of his share of our losses will be limited to his tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities. Moreover, a unitholder's at risk amount will decrease by the amount of the unitholder's depletion deductions and will increase to the extent of the amount by which the unitholder's percentage depletion deductions with respect to our property exceed the unitholder's share of the basis of that property.

        The at risk limitation applies on an activity-by-activity basis, and in the case of oil and gas properties, each property is treated as a separate activity. Thus, a taxpayer's interest in each oil or gas property is generally required to be treated separately so that a loss from any one property would be limited to the at risk amount for that property and not the at risk amount for all the taxpayer's oil and gas properties. It is uncertain how this rule is implemented in the case of multiple oil and gas properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder's at risk limitation with respect to us. If a unitholder must compute his at risk amount separately with respect to each oil or gas property we own, he may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at risk amount with respect to his units as a whole.

        The passive loss limitation generally provides that individuals, estates, trusts and some closely held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitation is applied separately with respect to each publicly traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder's salary or active business income. If we dispose of all or only a part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Notwithstanding whether an oil and gas property is a separate activity, passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        A unitholder's share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributable to portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

        Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our limited liability company agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our limited liability company agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss for an entire year, the loss will be allocated to our unitholders according to their percentage interests in us to the extent of their positive capital account balances.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of our assets at the time of an offering of new units, which assets are referred to in this discussion as "Contributed Property." These "Section 704(c) allocations" are required to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and the "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "book-tax disparity." The effect of these allocations to a unitholder who purchases units in such offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In the event we issue additional units or engage in certain other transactions in the future, "reverse Section 704(c) allocations," similar to the Section 704(c) allocations described above, will be made to all holders of partnership interests, including purchasers of units in this offering, to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by Section 704(c), will generally be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a unitholder's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the unitholders in profits and losses;

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  the interest of all the unitholders in cash flow; and

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  the rights of all the unitholders to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Tax Consequences of Unit Ownership—Section 754 Election," "—Uniformity of Units" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our limited liability company agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

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  none of our income, gain, loss or deduction with respect to those units would be reportable by the unitholder;

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  any cash distributions received by the unitholder with respect to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Units—Recognition of Gain or Loss."

Alternative Minimum Tax

        Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult their tax advisors with respect to the impact of an investment in our units on their liability for the alternative minimum tax.

Tax Rates

        In general, the highest effective federal income tax rate for individuals currently is 35% and the maximum federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than twelve months at the time of disposition.

Section 754 Election

        We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. That election will generally permit us to adjust a unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases units directly from us, and it belongs only to the purchaser and not to other unitholders. Please also read, however, "—Allocation of Income, Gain, Loss and Deduction" above. For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we generally adopt as to each of our properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. If we elect a method other than the remedial method with respect to a goodwill property, Treasury Regulation Section 1.197-2(g)(3) generally requires that the Section 743(b) adjustment attributable to an amortizable Section 197 intangible, which includes goodwill property, should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the unit. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. If we elect a method other than the remedial method, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. If we elect a method other than the remedial method with respect to a goodwill property, the common basis of such property is not amortizable. Please read "—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Uniformity of Units." A unitholder's tax basis for his units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the unitholder's basis in his units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depletion and depreciation deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, an intangible asset, is generally either nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Certain compensation accruals reported in our financial statements are deducted when paid or vested for federal income tax reporting. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than

December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Depletion Deductions

        Subject to the limitations on deductibility of losses discussed above, unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our oil and gas interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes.

        Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder's gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder's daily production of domestic crude oil, or the gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and gas production, with 6,000 cubic feet of domestic gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

        In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder's total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder's total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

        Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the unitholder's share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder's share of the total adjusted tax basis in the property.

        All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our oil and gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

        The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs

        We may elect to currently deduct intangible drilling and development costs ("IDCs"). IDCs generally include our expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

        Although we may elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount will result for alternative minimum tax purposes.

        Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An "integrated oil company" is a taxpayer that has economic interests in crude oil deposits and also carries on substantial retailing or refining operations. An oil or gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. In order to qualify as an "independent producer" that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of gas) on average for any day during the taxable year or in the retail marketing of oil and gas products exceeding $5 million per year in the aggregate.

        IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in us. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. See "—Disposition of Units—Recognition of Gain or Loss."

Deduction for United States Production Activities

        Subject to the limitations on the deductibility of losses discussed above and the limitation discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to a specified percentage of our qualified production activities income that is allocated to such unitholder. The percentages are 6% for qualified production activities income generated in the years 2007, 2008, and 2009; and 9% thereafter.

        Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

        For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from us with the unitholder's qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from our qualified production activities regardless of whether we otherwise have taxable income. However, our expenses that otherwise would be taken into account for purposes of computing the Section 199 deduction are taken into account only if and to the extent the unitholder's share of losses and deductions from all of our activities is not disallowed by the basis rules, the at-risk rules or the passive activity loss rules. Please read "—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses."

        The amount of a unitholder's Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from us equal to the unitholder's allocable share of our wages that are deducted in arriving at our qualified production activities income for that taxable year. It is not anticipated that we or our subsidiaries will pay material wages that will be allocated to our unitholders.

        This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by us to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

        Lease Acquisition Costs.    The cost of acquiring oil and gas leaseholder or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read "Tax Treatment of Operations—Depletion Deductions."

        Geophysical Costs.    The cost of geophysical exploration incurred in connection with the exploration and development of oil and gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred.

        Operating and Administrative Costs.    Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses which are reasonable in amount.

Tax Basis, Depreciation and Amortization

        The tax basis of our assets, such as casing, tubing, tanks, pumping units and other similar property, will be used for purposes of computing depreciation, depletion and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to

(i) this offering will be borne by our existing unitholders, and (ii) any other offering will be borne by our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Because we may determine not to adopt the remedial method of allocation with respect to any difference between the tax basis and the fair market value of goodwill immediately prior to this or any future offering, we may not be entitled to any amortization deductions with respect to any goodwill conveyed to us on formation or held by us at the time of any future offering. Please read "—Uniformity of Units." Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs incurred in selling new units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not amortize. Any underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

        Gain or loss will be recognized on a sale of units equal to the difference between the unitholder's amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will equal the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a unit that decreased a unitholder's tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder's tax basis in that unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to "unrealized receivables" or "inventory items" that we own. The term "unrealized receivables" includes potential recapture items, including depreciation, depletion, and IDC recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and those Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer who enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among transferor and transferee unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

        A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A person who purchases units is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may lead to the imposition of penalties.

Constructive Termination

        We will be considered to have terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedule K-1s) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company, or "mutual fund," is required to derive at least 90% of its gross income from certain permitted sources. Income from the ownership of units in a "qualified publicly traded partnership" is generally treated as income from a permitted source. We expect that we will meet the definition of a qualified publicly traded partnership.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a

Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling issued by the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent the gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction.

        We cannot assure our unitholders that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The limited liability company agreement Kolja Rockov, our Executive Vice President and Chief Financial Officer, as our Tax Matters Partner, subject to redetermination by our board of directors from time to time.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  a statement regarding whether the beneficial owner is:

  (1)
  a person that is not a United States person,

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

  (3)
  a tax-exempt entity;

  (c)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

        An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For an individual, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

        (1)   for which there is, or was, "substantial authority," or

        (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders could result in that kind of an "understatement" of income for which no "substantial authority" exists, we would be required to disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to "tax shelters," which we do not believe includes us.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions

        If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) is audited by the IRS. Please read "—Information Returns and Audit Procedures" above.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you could be subject to the following provisions of the American Jobs Creation Act of 2004:

  •
  accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy-Related Penalties,"

  •
  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

  •
  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any reportable transactions.

State, Local and Other Tax Considerations

        In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we conduct business or own property or in which you are a resident. We currently conduct business and own assets in California, Oklahoma, Pennsylvania, Texas, Virginia, West Virginia, New York, Kansas, Colorado, Illinois and Indiana. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we may do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level Collections." Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state local, or foreign tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns, that may be required of him.

SELLING UNITHOLDERS

        The following table sets forth information relating to the selling unitholders' beneficial ownership of our units as of November 19, 2007. This prospectus covers the offering for resale from time to time of up to 47,680,848 units owned by the selling unitholders. As used herein, "selling unitholders" includes donees and pledgees selling units received from a named selling unitholder after the date of this prospectus.

        No offer or sale under this prospectus may be made by a unitholder unless that holder is listed in the table below, in a supplement to this prospectus or in an amendment to the related registration statement that has become effective under the Securities Act of 1933. We will supplement or amend this prospectus to include additional selling unitholders upon request and upon provision of all required information to us, subject to the terms of the Registration Rights Agreement dated as of August 31, 2007, in each case, between us and certain of the selling unitholders with respect to units owned by those selling unitholders.

        The following table and related footnotes set forth:

  •
  the name of each selling unitholder;

  •
  if different, the name of the natural person(s) who exercise(s) sole/shared voting and/or investment power with respect to the units;

  •
  the amount of our units beneficially owned by such unitholder prior to the offering;

  •
  the amount being offered for the unitholder's account;

  •
  the amount to be owned by such unitholder after completion of the offering (assuming the sale of all units offered by this prospectus);

  •
  the nature of any position, office, or other material relationship which the selling unitholders have had within the past three years with us or with any of our predecessors or affiliates.

        Unless otherwise indicated, none of the selling unitholders is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended, or an affiliate of a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

        We prepared the table based on information supplied to us by the selling unitholders. We have not sought to verify such information. The percentages of shares of units beneficially owned and being offered are based on the number of units that were outstanding as of November 19, 2007, unless otherwise stated in the footnotes to the table below. Additionally, some or all of the selling unitholders may have sold or transferred some or all of their units in exempt or non-exempt transactions, since such date. Other information about the selling unitholders may also change over time.

	Number of Units Beneficially Owned Prior to Offering	Number of Units Being Offered	Number of Units Beneficially Owned After Completion of the Offering	Percent Owned after offering
Structured Finance Americas, LLC(1)	6,672,060	2,671,842	4,000,218	3.518%
Royal Bank of Canada(2)	4,292,702	1,599,836	2,692,866	2.368%
Credit Suisse Management, LLC(3)	5,332,325	2,897,781	2,434,544	2.141%
MLP Investment Holdings, Inc.(4)	3,996,718	3,039,810	956,908	*
AT MLP Fund, LLP(5)	639,960	639,960	0	*
Citigroup Financial Products Inc.(6)	3,453,169	1,439,910	2,013,259	1.770%
Energy Income and Growth Fund(7)	213,627	95,993	117,634	*
Fiduciary/Claymore MLP Opportunity Fund(8)	498,465	223,985	274,480	*
MLP & Strategic Equity Fund Inc.(9)	239,987	239,987	0	*
Fir Tree Recovery Master Fund LP(10)	79,604	58,044	21,560	*
Fir Tree Value Master Fund, LP(11)	400,366	291,926	108,440	*
Strome MLP Fund, LP(12)	1,224,209	639,960	584,249	*
UBS AG London Branch(13)	665,291	319,980	345,311	*
ZLP Fund, LP(14)	2,489,020	1,007,930	1,481,090	1.302%
Omega Capital Partners, L.P.(15)	580,301	513,301	67,000	*
Omega SPV Partners IV, L.P.(16)	390,400	390,400	0	*
GS&Co Profit Sharing Master Trust(17)	104,099	87,699	16,400	*
Beta Equities, Inc.(18)	323,600	323,600	0	*
Omega Capital Investors, L.P.(19)	137,800	102,800	35,000	*
The Ministers and Missionaires Benefit Board of American Baptist Churches(20)	55,301	48,901	6,400	*
Omega Equity Investors, L.P.(21)	158,400	133,200	25,200	*
Leon G. Cooperman	159,989	159,989	0	*
Perry Partners, L.P.(22)	1,439,910	1,439,910	0	*
MRM Capital Corporation(23)	6,399,597	6,399,597	0	*
Goldman, Sachs & Co.(24)	7,414,461	1,119,930	6,294,531	5.535%
Jennison Utility Fund, a series of Jennison Sector Funds, Inc.(25)	1,656,035	1,263,921	392,114	*
Jennison Equity Income Fund, a series of Strategic Partners Mutual Funds, Inc.(26)	127,992	127,992	0	*
Lehman Brothers MLP Opportunity Fund L.P.(27)**	4,290,089	2,240,089	2,050,000	1.803%
Lehman Brothers MLP Partners, L.P.(28)**	6,740,845	2,560,114	4,180,731	3.677%
Lehman Brothers Co-Investment Capital Partners, L.P.(29)**	99,170	99,170	0	*
Lehman Brothers Co-Investment Group L.P.(30)**	70,315	70,315	0	*
LBCIP Linn Holdings, LP(31)**	2,710,334	2,710,334	0	*
LBPEP Linn Holdings L.L.C.(32)**	319,980	319,980	0	*
LB1 Group Inc.(33)**	320,244	319,980	264	*
New Mountain Vantage, L.P.(34)	120,600	120,600	0	*
New Mountain Vantage (California), L.P.(35)	121,200	121,200	0	*
New Mountain Vantage HoldCo, Ltd.(36)	285,860	285,860	0	*

New Mountain Vantage (Texas), L.P.(37)	112,300	112,300	0	*
Morgan Stanley Strategic Investments, Inc.(38)	2,795,321	2,055,871	739,450	*
Gerald H. Smith(39)	97,301	31,999	65,302	*
The Northwestern Mutual Life Insurance Company(40)	959,940	959,940	0	*
Ore Hill Hub Fund Ltd.(41)	319,980	319,980	0	*
Meritage Investors LLC(42)	503,969	503,969	0	*
Standard General Fund L.P.(43)	488,755	479,970	8,785	*
Greg D. Kerley(44)	159,990	159,990	0	*
Alerian Opportunity Partners VIII, LP(45)	276,783	276,783	0	*
Alerian Capital Partners LP(46)	258,823	194,068	64,755	*
Alerian Focus Partners LP(47)	54,119	9,119	45,000	*
GPS Income Fund (Cayman) Ltd.(48)	2,405,452	542,066	1,863,386	1.639%
GPS Private Placement Fund LP(49)	1,599,899	1,599,899	0	*
Hartz Capital MLP, LLC(50)	265,390	69,333	196,057	*
Harvest Sharing LLC(51)	79,994	79,994	0	*
Harvest Infrastructure Partners Fund LLC(52)	279,394	159,991	119,403	*
Farrington Capital, LP(53)	159,990	159,990	0	*
Dresdner Bank AG(54)	1,599,900	1,599,900	0	*
RCH Energy Opportunity Fund II, LP(55)	319,980	319,980	0	*
RCH Energy MLP Fund, LP(56)	1,291,455	156,790	1,134,665	*
RCH Energy MLP Fund A, LP(57)	12,216	3,200	9,016	*
Reservoir Master Fund, LP(58)	712,094	319,980	392,114	*
D.E. Shaw Synoptic Portfolios 5, L.L.C.(59)	1,439,910	1,439,910	0	*

Total	80,416,980	47,680,848

*
Percentage beneficially owned after completion of the offering is less than 1%.

**
As of September 30, 2007, on an aggregate basis, direct or indirect wholly-owned subsidiaries of Lehman Brothers Holdings Inc. owned over 10% of our outstanding units. In addition to being purchasers in private placements of our units, Lehman subsidiaries provide certain services to us, including participation in our credit facility and sale of commodity derivative instruments, all of which were consummated on terms equivalent to those that prevail in arm's length transactions.

(1)
Structured Finance Americas, LLC is an affiliate of Deutsche Bank Securities, Inc., a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Structured Finance Americas, LLC has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Deutsche Bank AG is the ultimate parent of unitholder and has sole investment and voting power; Deutsche Bank AG is a publicly traded entity.

(2)
Royal Bank of Canada is an affiliate of RBC Capital Markets Corporation, a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Royal Bank of Canada has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Royal Bank of Canada, a Canadian banking corporation, holds voting and investment power.

(3)
Credit Suisse Management, LLC is an affiliate of Credit Suisse Securities (USA) LLC, a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Credit Suisse Management, LLC has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. By virtue of their positions with Credit Suisse (USA), Inc., controlling shareholder of unitholder, Gerry Murtagh, Shawn Sullivan and Parshu Shah have investment and voting power.

(4)
MLP Investment Holdings, Inc. is an affiliate of Bear, Stearns & Co. Inc. and Bear, Stearns Securities Corp., each a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. MLP Investment Holdings, Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Jeremy M. Hill has voting and investment power.

(5)
As portfolio manager for AT MLP Fund, LLC, Paul McPheeters has investment and voting power.

(6)
Citigroup Financial Products Inc. is an affiliate of Citigroup Global Markets, Inc., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Citigroup Financial Products Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Brendan O'Dea has sole voting and investment power.

(7)
Energy Income and Growth Fund is an affiliate of First Trust Portfolios L.P., a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Energy Income and Growth Fund has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. By virtue of his position at Energy Income Partners, LLC, the fund's investment sub-adviser, Jim Murchie has voting and investment power.

(8)
Fiduciary/Claymore MLP Opportunity Fund is an affiliate of Claymore Securities, Inc., a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Fiduciary/Claymore MLP Opportunity Fund has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Pursuant to investment advisory agreements entered into with unitholder, Fiduciary Asset Management, LLC (FAMCO) holds voting and dispositive power; the investment committee of FAMCO is responsible for the investment management of the unitholder's portfolio. The investment committee is composed of Charles D. Walbrandt, Wiley D. Angell, Joseph E. Gallagher, James J. Cunnane, Jr., Mohammed Riad, Timothy Swanson, Quinn T. Kiley, Katherine K. Dienner and William N. Adams.

(9)
MLP & Strategic Equity Fund Inc. is an affiliate of Merrill Lynch Financial Markets, Inc., First Republic Securities Company, LLC, FAM Distributors, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Professional Clearing Corp., GPC Securities, Inc. and Merrill Lynch Government Securities Inc., each of which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. MLP & Strategic Equity Fund Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

  Pursuant to investment advisory agreements entered into with unitholder, Fiduciary Asset Management, LLC (FAMCO) holds voting and dispositive power; the investment committee of FAMCO is responsible for the investment management of the unitholder's portfolio. The investment committee is composed of Charles D. Walbrandt, Wiley D. Angell, Joseph E. Gallagher, James J. Cunnane, Jr., Mohammed Riad, Timothy Swanson, Quinn T. Kiley, Katherine K. Dienner and William N. Adams.

(10)
Jeffrey Tannenbaum, as controlling shareholder of Fir Tree Master Recovery Fund, L.P., has investment and voting power.

(11)
Jeffrey Tannenbaum, as controlling shareholder of Fir Tree Value Master Fund, LP, has investment and voting power.

(12)
Mark Strome is the Chief Investment Officer and indirectly owns a controlling interest in Strome Investment Management, LP, which has sole investment and voting power.

(13)
UBS AG London Branch is an affiliate of UBS Securities LLC, a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. UBS AG London Branch has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Chris Coward has investment and voting power.

(14)
Stuart J. Zimmer and Craig M. Lucas have shared voting and investment power.

(15)
By virtue of his position as 100% owner of Omega Advisors, Inc., the investment manager of Omega Capital Partners, L.P., Leon G. Cooperman has voting and investment control.

(16)
By virtue of his position as 100% owner of Omega Advisors, Inc., the investment manager of Omega SPV Partners IV, L.P., Leon G. Cooperman has voting and investment control.

(17)
By virtue of his position as 100% owner of Omega Advisors, Inc., the investment manager of GS & Co. Profit Sharing Master Trust, Leon G. Cooperman has voting and investment control.

(18)
By virtue of his position as 100% owner of Omega Advisors, Inc., the investment manager of Beta Equities, Inc., Leon G. Cooperman has voting and investment control.

(19)
By virtue of his position as 100% owner of Omega Advisors, Inc., the investment manager of Omega Capital Investors, L.P., Leon G. Cooperman has voting and investment control.

(20)
By virtue of his position as 100% owner of Omega Advisors, Inc., the investment manager of The Ministers and Missionaries Benefit Board of American Baptist Churches, Leon G. Cooperman has voting and investment control.

(21)
By virtue of his position as 100% owner of Omega Advisors, Inc., the investment manager of Omega Equity Investors, L.P., Leon G. Cooperman has voting and investment control.

(22)
Richard C. Perry, by virtue of his position with Perry Corp., the managing general partner of unitholder, has investment and voting power.

(23)
MRM Capital Corporation is an affiliate of Guggenheim Capital Markets, LLC and Guggenheim Securities, LLC, each a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. MRM Capital Corporation has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Thomas J. Irvin, Brian T. Ser, Steven E. Johnson, Andrew L. Stidd, Kevin P. Burns and R. Scott Chisholm share voting and investment power.

(24)
Goldman Sachs & Co. has represented to us that it is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Under the interpretation of the Securities and Exchange Commission, Goldman Sachs & Co. is an "underwriter" within the meaning of the

  Securities Act of 1933, as amended. Goldman Sachs & Co. is an indirect, wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly traded company. No individual within Goldman, Sachs & Co. has sole or shared voting and investment power with respect to the units.

(25)
Jennison Utility Fund, a series of Jennison Sector Funds, Inc. is an affiliate of Pruco Securities, LLC, Prudential Equity Group, LLC, Prudential Investment Management Services LLC, American Skandia marketing, Incorporated, Prudential Bache Securities, LLC and Prudential Bache Commodities, LLC, each a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Jennison Utility Fund has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Jennison Associates LLC is the sub-advisor to the Jennison Utility Fund, a series of Jennison Sector Funds, Inc., an investment company registered under the Investment Company Act of 1940. Shaun Hong, a portfolio manager of the fund and a Managing Director of Jennison, has the authority to vote the units owned by the fund.

(26)
Jennison Equity Income Fund, a series of Strategic Partners Mutual Funds, Inc. is an affiliate of Pruco Securities, LLC, Prudential Equity Group, LLC, Prudential Investment Management Services LLC, American Skandia marketing, Incorporated, Prudential Bache Securities, LLC and Prudential Bache Commodities, LLC, each a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Jennison Equity Income Fund has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Jennison Associates LLC is the sub-advisor to the Jennison Equity Income Fund, a series of Strategic Partners Mutual Funds, Inc., an investment company registered under the Investment Company Act of 1940. Shaun Hong, a portfolio manager of the fund and a Managing Director of Jennison, has the authority to vote the units owned by the fund.

(27)
Lehman Brothers MLP Opportunity Fund LP is an affiliate of Lehman Brothers Inc., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Lehman Brothers MLP Opportunity Fund LP has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Lehman Brothers MLP Opportunity Fund LP's general partner is an indirect, wholly-owned subsidiary of Lehman Brothers Holdings Inc., a publicly traded company.

(28)
Lehman Brothers MLP Partners, LP is an affiliate of Lehman Brothers Inc., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Lehman Brothers MLP Partners, LP has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Lehman Brothers MLP Partners, LP's parent company is an indirect, wholly-owned subsidiary of Lehman Brothers Holdings Inc., a publicly traded company.

(29)
Lehman Brothers Co-Investment Capital Partners L.P. is an affiliate of Lehman Brothers Inc., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Lehman Brothers Co-Investment Capital Partners L.P. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Lehman Brothers Co-Investment Capital Partners L.P.'s parent company is an indirect, wholly-owned subsidiary of Lehman Brothers Holdings Inc., a publicly traded company.

(30)
Lehman Brothers Co-Investment Group L.P. is an affiliate of Lehman Brothers Inc., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Lehman Brothers Co-Investment Group L.P. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Lehman Brothers Co-Investment Group L.P.'s parent company is an indirect, wholly-owned subsidiary of Lehman Brothers Holdings Inc., a publicly traded company.

(31)
LBCIP Linn Holdings, LP is an affiliate of Lehman Brothers Inc., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. LBCIP Linn Holdings, LP has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. LBCIP Linn Holdings, LP's parent company is an indirect, wholly-owned subsidiary of Lehman Brothers Holdings Inc., a publicly traded company.

(32)
LBPEP Linn Holdings L.L.C.. is an affiliate of Lehman Brothers Inc., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. LBPEP Linn Holdings L.L.C. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. LBPEP Linn Holdings L.L.C. is controlled by indirect wholly-owned subsidiaries of Lehman Brothers Holdings Inc., a publicly traded company.

(33)
LB 1 Group Inc. is a wholly owned subsidiary of Lehman Brothers Inc., which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. LB 1 Group Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. LB 1 Group Inc.'s parent company is an indirect, wholly-owned subsidiary of Lehman Brothers Holdings Inc., a publicly traded company.

(34)
Steven B. Klinsky, managing member of the general partner of New Mountain Vantage, L.P., has voting and investment power.

(35)
Steven B. Klinsky, managing member of the general partner of New Mountain Vantage (California), L.P., has voting and investment power.

(36)
Steven B. Klinsky, director of New Mountain Vantage HoldCo Ltd., has voting and investment power.

(37)
Steven B. Klinsky, managing member of the general partner of New Mountain Vantage (Texas), L.P., has voting and investment power.

(38)
Morgan Stanley Strategic Investments, Inc. is an affiliate of Morgan Stanley & Co. Incorporated, a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Morgan Stanley Strategic Investments, Inc. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. Morgan Stanley is the ultimate parent of unitholder and has sole investment and voting power; Morgan Stanely is a publicly traded entity.

(39)
Nancy Cooke, as power of attorney, has voting and investment power.

(40)
The Northwestern Mutual Life Insurance Company is an affiliate of Northwestern Mutual Investment Services, LLC, Russell Institutional Services, Russell Implementation Services, Inc. and Russell Fund Distributors, Inc., each of which is a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. The Northwestern Mutual Life Insurance Company has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. In his capacity as portfolio manager for Northwestern Investment Management Company, LLC, investment advisor to unitholder, Jerome R. Baier has investment and voting power.

(41)
By virtue of their positions as managing members of Ore Hill Partners LLC, the investment advisor to unitholder, Benjamin Nickoll and Fredrick Wahl may share voting and investment power.

(42)
By virtue of their positions with MWG GP LLC, the general partner of Meritage Group LP, the investment manager of unitholder, Nat Simons, Alex Magaro and David Zierk have shared investment and voting power.

(43)
By virtue of their positions as controlling shareholders of the general partner of the general partner of the investment manager of Standard General Fund, L.P., Nicholas Singer and Soohyung Kim have shared investment and voting power.

(44)
Greg D. Kerley has voting and investment power.

(45)
By virtue of their position as partners of the general partner and investment adviser of Alerian Opportunity Partners VIII, LP, Gabriel Hammond and Stuart Cartner share voting and investment power.

(46)
By virtue of their position as partners of the general partner and investment adviser of Alerian Capital Partners, LP, Gabriel Hammond and Stuart Cartner share voting and investment power.

(47)
By virtue of their position as partners of the general partner and investment adviser of Alerian Focus Partners, LP, Gabriel Hammond and Stuart Cartner share voting and investment power.

(48)
Brett S. Messing and Steven A. Sugarman are members of GPS Partners L.L.C., which is the General Partner of and investment advisor to unitholder. By virtue of their positions with GPS Partners L.L.C., Mr. Messing and Mr. Sugarman are deemed to hold investment power and voting control.

(49)
Brett S. Messing and Steven A. Sugarman are members of GPS Partners L.L.C., which is the General Partner of and investment advisor to unitholder. By virtue of their positions with GPS Partners L.L.C., Mr. Messing and Mr. Sugarman are deemed to hold investment power and voting control.

(50)
By virtue of their positions with Hartz Capital, Inc., manager of unitholder, Edward J. Stern, Ronald J. Bangs, Jonathan B. Schindel, have investment and voting control.

(51)
By virtue of their positions with Harvest Fund Advisors LLC, David J. Martinelli and Eric M. Conklin have investment and voting control.

(52)
By virtue of their positions with Harvest Fund Advisors LLC, David J. Martinelli and Eric M. Conklin have investment and voting control.

(53)
In his capacity as President of the General Partner of Farrington Capital, LP, Paul Segal has voting and investment power.

(54)
Dresdner Bank AG is an affiliate of Dresdner Kleinwort Securities LLC, a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. Dresdner Bank AG has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. By virtue of their positions with an affiliate of unitholder, Ligia Matasaru, Alexandra Spar and Gregory Feldman exercise voting and investment power.

(55)
By virtue of their positions as sole member and president respectively of RR Advisors, LLC, the investment advisor and ultimate general partner of RCH Energy Opportunity Fund II, L.P., Robert Raymond and William Mark Meyer have shared voting and investment power.

(56)
By virtue of his position as sole member of RR Advisors, LLC, the investment advisor and ultimate general partner of RCH Energy MLP Fund, L.P., Robert Raymond has voting and investment power.

(57)
By virtue of his position as sole member of RR Advisors, LLC, the investment advisor and ultimate general partner of RCH Energy MLP Fund A, L.P., Robert Raymond has voting and investment power.

(58)
RMF GP, LLC is the general partner of Reservoir Master Fund, L.P.; by virtue of their positions with RMF GP, LLC, Daniel Stern, Co-Chief Executive Officer and Craig Huff, Co-Chief Executive Officer are deemed to have voting and investment power.

(59)
D.E. Shaw Synoptic Portfolios 5, L.L.C. is an affiliate of D.E. Shaw Securities, L.L.C., a broker dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended. D.E. Shaw Synoptic Portfolios 5, L.L.C. has represented to us that it is not acting as an underwriter in this offering, it purchased the units it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreement or understanding, directly or indirectly, with any person to distribute the securities. On behalf of D.E. Shaw & Co. L.P., investment adviser to unitholder, Julius Gaudio, Eric Wepsic, Maximilian Stone, Anne Dinning and Lou Salkind exercise voting and investment control.

PLAN OF DISTRIBUTION

        We are registering the units representing limited liability company interests to permit the resale of these units by the holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling unitholders of the units. We will bear all fees and expenses incident to our obligation to register the units.

        The selling unitholders may sell all or a portion of the units beneficially owned and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the units are sold through underwriters or broker-dealers, the selling unitholders will be responsible for underwriting discounts or commissions or agent's commissions. The units may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  sales pursuant to Rule 144;

  •
  broker-dealers may agree with the selling securityholder to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        If the selling unitholders effect such transactions by selling units to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling unitholders or commissions from purchasers of the units for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the units or otherwise, the selling unitholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the units in the course of hedging in positions they assume. The selling unitholders may also sell units short and deliver units covered by this prospectus to close out short positions and to return borrowed units in connection with such short sales. The selling unitholders may also loan or pledge units to broker-dealers that in turn may sell such units.

        The selling unitholders may pledge or grant a security interest in some or all of the units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the units from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus. The selling unitholders also may transfer and donate the units in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling unitholders and any broker-dealer participating in the distribution of the units may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the units is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of units being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the units may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the units may not be sold unless such units have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        There can be no assurance that the selling unitholders will sell any or all of the units registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        The selling unitholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations there under, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the units by the selling unitholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the units to engage in market-making activities with respect to the units. All of the foregoing may affect the marketability of the units and the ability of any person or entity to engage in market-making activities with respect to the units.

        We will pay all expenses of the registration of the units pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling unitholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling unitholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling unitholders will be entitled to contribution. We may be indemnified by the selling unitholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling unitholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, the units will be freely tradable in the hands of persons other than our affiliates.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any reports, statements or other information filed by us at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials can be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov.

        We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus that will automatically supersede that information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

        We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) after the date of this prospectus supplement and until the termination of this offering. These reports contain important information about us, our financial condition and our results of operations.

  •
  Our 2007 Proxy Statement filed with the SEC on April 27, 2007;

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 30, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 filed with the SEC on May 14, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the SEC on August 14, 2007;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC on November 9, 2007;

  •
  Our Current Reports on Form 8-K filed on August 7, 2006, and August 15, 2006 (as each is amended by Form 8-K/A filed on October 16, 2006), August 9, 2006, February 5, 2007 (as amended by Form 8-K/A filed with the SEC on February 12, 2007), April 24, 2007, May 7, 2007, May 15, 2007 (Item 9.01), June 4, 2007, June 15, 2007, July 2, 2007 (as amended by 8-K/A filed with the SEC on September 17, 2007), July 9, 2007, August 14, 2007 (Item 9.01), September 5, 2007, September 11, 2007 and November 9, 2007; and

  •
  The description of our units is contained in our registration statement on Form 8-A, filed with the SEC on January 12, 2006.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Linn Energy, LLC
Investor Relations
600 Travis, Suite 5100
Houston, Texas 77002
(281) 840-4000

        We also make available free of charge on our internet website at http://www.linnenergy.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

LEGAL MATTERS

        The validity of the units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

        The (i) consolidated financial statements of Linn Energy, LLC as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, (ii) the Statement of Direct Revenue and Direct Operating Expenses—Assets acquired from Stallion Energy LLC for the year ended December 31, 2006, and (iii) Statement of Direct Revenue and Direct Operating Expenses—Assets acquired from Kaiser-Francis Oil Company for the years ended December 31, 2005 and 2004 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The Statements of Revenues and Direct Operating Expenses of the Dominion Resources Inc.'s Mid-Continent Exploration & Production Operations (the "Properties"), as defined in the purchase and sale agreement dated June 29, 2007 between Dominion Resources, Inc. and Linn Energy, LLC for the years ended December 31, 2006, 2005 and 2004, incorporated in this Registration Statement by reference from the current report on Form 8-K/A Amendment No. 1, dated September 17, 2007, of Linn Energy, LLC have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to supplemental information), and has been so incorporated by reference in reliance upon the report of such Firm given upon their authority as experts in accounting and auditing.

        The Statement of Direct Revenues and Direct Operating Expenses—Assets acquired from Stallion Energy LLC for the years ended December 31, 2005 and 2004, are incorporated by reference herein, in reliance upon the report of Hein & Associates LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

        The combined financial statements of BlackSand Partners, L.P., Blacksand Brea, LLC, Blacksand GP, LLC and Blacksand Acquisition, LLC, as of and for the years ended December 31, 2005 and 2004, and the financial statements of BlackSand Partners, L.P. as of and for the year ended December 31, 2004, and as of December 31, 2003 and for the period February 28, 2003 (Inception) through December 31, 2003, are incorporated by reference herein, in reliance upon the report of Hein & Associates LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

        Certain estimates of our proved oil and gas reserves incorporated by reference herein were based in part upon an engineering report prepared by DeGoyler and MacNaughton, independent petroleum engineers. These estimates are included and incorporated herein in reliance on the authority of such firm as an expert in such matters.

        Information included in this prospectus regarding our estimated quantities of oil and gas reserves as of December 31, 2005 and December 31, 2004 was prepared by Data & Consulting Services Division of Schlumberger Data and Technology Corporation, independent petroleum engineers, as stated in their reserve reports with respect thereto. The reserve reports of Data & Consulting Services Division of Schlumberger Data and Technology Corporation for our reserves as of December 31, 2005 and December 31, 2004 is incorporated by reference herein, in reliance upon the authority of said firm as experts with respect to the matters covered by their report and the giving of their report.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever.

        To the extent that the indemnification provisions of our limited liability company agreement purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.